Filed pursuant to Rule 424(b)(3)
File No. 333-280841

CALLODINE SPECIALTY INCOME FUND
(the “Fund”)

Class I Shares (CALIX)
Class A Shares (CALLX)
Class C Shares (CALSX)

February 6, 2026

Supplement to the Prospectus and Statement of Additional Information (“SAI”),

each dated August 15, 2025

This Supplement provides new and additional information beyond that contained in the Prospectus and SAI and should be read in conjunction with the Prospectus and SAI.

(1)	Callodine Capital Management, LP, the investment adviser of the Fund, has contractually agreed, upon the expiration of the current management fee waiver agreement, to continue to waive the Investment Advisory Fee it would otherwise receive under the Investment Advisory Agreement until August 18, 2026.

(2)	Effective immediately, the Fund has eliminated the Early Repurchase Fee. All references related to the amount of the Early Repurchase Fee are hereby replaced with 0.00%.

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Please retain this Supplement for future reference.